                                                                    EXHIBIT 10.7

                                                     Schein Pharmaceutical, Inc.
                                                     100 Campus Drive
                                                     Florham Park, NJ 07932

                                                     Tel. 201 593-5500
                                                     Fax. 201 593-5590
[SCHEIN LOGO]
                                                Business Dev. Fax (973) 593-3850
                                                   Our new area code is (973)



October 7, 1997

Dr. Reddy, Chairman
Cheminor Drugs Limited and
Dr. Reddy's Laboratories Limited
Mr. G.V. Prasad, Managing Director
Cheminor Drugs Limited
(Dr. Reddy's Group)
7-1-27 Ameerpet
Hyderabad
500 016 INDIA

Gentlemen:

Our enthusiasm here for the proposed alliance has only increased following our recent meetings and communications. We trust that you and your people feel the same way.

Against that background, on the attached pages we have briefly summarized principal points for us to focus on in outlining our mutual intentions. Please confirm the following by signing a copy of this letter and returning it to us:

1. Each of Schein Pharmaceutical, Inc. and its subsidiaries ("Schein") and Cheminor Drugs Limited and its subsidiaries ("Cheminor") and Dr. Reddy's Laboratories Limited and its subsidiaries ("Reddy") agrees, in accordance with our July 18, 1997 Confidentiality Agreement, to keep confidential all trade secrets and proprietary information of the other ("Confidential Information") learned as we move toward an alliance, and will similarly cause its representatives and agents to maintain such confidentiality. On or after December 1, 1997, as extended by the parties from time to time (or on such earlier date as the parties may agree), each party, upon written request of the other, shall return to the other party all due diligence and other materials, whether or not constituting Confidential Information, in whatever form or medium, and shall retain no copies thereof. Any notes or other compilations made by either party or any of its representatives shall promptly be destroyed, with the destruction thereof confirmed in writing.

2. Prior to October 31, 1997, neither party will, directly or indirectly have any conversations with third parties or take any actions that would materially interfere with the consummation of an alliance along those lines contemplated by the attachment to this letter, and, during such period, each of us will provide the other with access to all information reasonably requested to allow the other to evaluate and negotiate such an alliance.

Dr. Reddy
Mr. Prasad
October 7, 1997
Page Two



      On October 31, 1997 Cheminor, Reddy and Schein will assess the progress they have made toward negotiating and drafting definitive agreements, their respective due diligence reviews, and the other steps necessary for consummation of their alliance. If each party, in its own discretion, is satisfied with the progress made to date, they will continue to work together to finalize their arrangements including, as appropriate, extension of the duration of the provisions of this paragraph 2.

The outline on the following pages is not, of course, an agreement binding on eiother party and, unless and until mutually satisfactory agreements are negotiated and executed, neither party has any obligation to the other, except as set forth in paragraphs 1 and 2 of this letter.


AGREED:

SCHEIN PHARMACEUTICAL, INC.


By:
   -----------------------------
        Authorized Officer



CHEMINOR DRUGS LIMITED


By:
   -----------------------------
        Authorized Officer



DR. REDDY'S LABORATORIES LIMITED


By:
   -----------------------------
        Authorized Officer

                         PRINCIPAL POINTS OF INTENTION
                         -----------------------------


OPERATIONS
----------

The parties would enter into a strategic alliance agreement, the primary purpose of which would be to establish a framework for a broad strategic alliance that would work toward a number of goals, including integrating the solid dosage operations of each of Schein and Cheminor for product development, synthesis, bulk manufacturing, dosage manufacturing, and marketing, sales and distribution; and Schein, Cheminor and Reddy with respect to bulk drug manufacture and supply by Reddy. The strategic alliance agreement would provide, among other things, for the following, subject to contractual restrictions with third parties:

1. Cheminor will make available to Schein its present and future dosage form generic products. These products will be available on an exclusive basis to the USA and, so long as Schein maintains equity ownership in the local entities, to the following countries: United Kingdom, Canada, Australia, South Africa, Taiwan, Peru.

      For dosage form products currently in production or development by Cheminor or Reddy, Schein would have to elect within six months following the execution of the definitive strategic alliance agreement which of those products to commercialize, with the exception of those products and territories identified on Schedule I hereto. For dosage form products subsequently developed and produced by Cheminor or Reddy utilizing Cheminor/Reddy bulk, Schein would source those products on an exclusive basis from Cheminor/Reddy.

      The exclusivity shall be tied to performance standards which, failing mutual agreement, shall be as specified in the existing Supply and Development Agreement between Schein and Cheminor. For all other countries throughout the world, these products shall be exclusive only if mutually agreed to by Schein and Cheminor.

      Unless otherwise extended, the term of the agreement shall expire on December 31, 2007. Provided, however, for each product for which an ANDA is submitted prior to December 31, 2007, Schein, or Cheminor as the case may be, will have at least five (5) years of marketing rights as defined above, measured from first commercial sales of the product in the applicable country. The agreement shall automatically continue for additional three-year periods unless terminated by five (5) years notification; provided no termination shall be effective prior to December 31, 2007. Unless notification of termination is given by December 31, 2002, the first three-year extension shall come into effect. For all periods prior to expiration or termination of the agreement, each party shall maintain (or exceed) its customary rate of product development and ANDA submission.

2. During the term of the agreement Cheminor will make available to Schein, on a non-exclusive basis, the bulk ingredients Cheminor and Reddy now or in the future manufacture, with Schein treating Cheminor/Reddy as its preferred supplier of bulk ingredients. Provided, however, that the parties may mutually agree to make exclusive certain bulk products including products custom synthesized for Schein, products which may be designated in the strategic alliance agreement and any other present or future products agreed to by the parties.

3. Schein will make available to Cheminor and Reddy its present and future products for sale in India and CIS countries (countries must be specified) on an exclusive basis.

4. Where appropriate, Schein and Cheminor will provide each other with all information, materials and technical assistance needed for Schein to obtain regulatory approvals in the U.S. and elsewhere for products originating from Cheminor and for Cheminor to obtain approvals in India and in CIS countries for products originating from Schein.

5. Bulk ingredients and finished product will, in general, be supplied on a fully absorbed cost basis or, if lower, at the price available to any third party or affiliate of Cheminor/Reddy or Schein, as the case may be. Where bulk is to be supplied to Schein by Reddy, Reddy will supply it to Cheminor at fair market value (the price prevailing in the country where the product will be marketed), and then Cheminor will supply the bulk to Schein at Reddy's fully absorbed cost. Profits (as defined under the existing development agreement) are to be shared equally. For Schein's current products which it switches to Cheminor/Reddy as a source of bulk, Schein will share with Cheminor the cost savings (rather than profits) realized by Schein in utilizing Cheminor/Reddy bulk.

6. While products in the "discovery" program of the Dr. Reddy Foundation are excluded, it is contemplated that separate arrangements for possible involvement of such products in the alliance will be subject of future discussion.

7. The parties would work together to maximize product development synergies by (i) rationalizing current development pipelines, (ii) establishing a finished dosage and bulk product development process to optimize the use of development infrastructure, (iii) providing each other with access to product and process development infrastructures to maximize the overall scope of the development pipeline and (iv) establishing a working group to identify and prioritize future custom synthesized and product development projects.

8. Cheminor, Reddy and Schein will work together (with Cheminor and Reddy as the preferred suppliers of bulk and/or finished dosage forms (when Schein is not the dosage formulator)) to pursue patent challenge opportunities on an exclusive basis in the U.S. (and such other territory or territories as the parties may form time to time agree), except as follows:

      (a) Schein brings forward a patent challenge opportunity which Cheminor has not previously presented to Schein and

             i) Cheminor or Reddy does not have the facilities, technology or chemistry available to it to produce the bulk; or

             ii) Cheminor or Reddy cannot have available bulk and/or dosage form on the timetable established in good faith by Schein necessary for timely and expeditious filing of the patent challenge.

      (b) a third party brings to Schein a basis for a patent challenge, conditioned on such third party providing the bulk and/or dosage form to Schein, and neither Schein nor Cheminor has at that time presented that same opportunity to the other party.

      (c) a third party brings to Cheminor a basis for a patent challenge opportunity, conditioned on a third party providing the finished dosage and/or marketing, and neither Schein nor Cheminor has at that time presented that same opportunity to the other party.

If Schein, in accordance with clause (a) above, needs to source bulk from a third party, then it will endeavor to structure any such arrangement to permit, at the earliest possible date, sourcing the bulk from Cheminor (at Cheminor's discretion) on a sharing of cost-savings basis.

If Schein presents Cheminor with a patent challenge opportunity but Cheminor cannot have bulk available on a timely basis as provided above, then in order to protect the proprietary and confidential nature of the information disclosed to Cheminor by Schein, Cheminor would agree to maintain the confidentiality of the information and not to provide any other party with access to that bulk for the U.S. market for at least 12 months following Schein's disclosure of that patent challenge opportunity to Cheminor if at the time of disclosure by Schein to Cheminor, Cheminor has already developed a laboratory scale synthesis process for that bulk and Cheminor thereafter receives an unsolicited written inquiry for that bulk from a third party; otherwise Cheminor will not provide any other party with access to that bulk for at least 36 months following Schein's disclosure of that opportunity to Cheminor.

9. The parties would establish an appropriate committee to manage the alliance.

10. The parties will each establish and utilize cost accounting and reporting systems that reflect the spirit of the business arrangements with respect to profit sharing, fully absorbed cost, most favored price, and the like.

11. Schein and Cheminor shall set up a joint working group to oversee and manage the marketing, sales, distribution and product management of Cheminor supplied products. This is intended to include Cheminor personnel performing these functions within Schein's organization with Schein maintaining ultimate decision-making authority and control over marketing, sales, distribution and product management of Cheminor supplied products.


INVESTMENT
----------

1. Schein would purchase two million shares of Cheminor Drugs Limited for U.S. $10 million no later than December 1, 1997, subject to Cheminor obtaining necessary approvals for the investment before November 22, 1997, or within seven days from the date Cheminor notifies Schein that it has obtained those approvals, whichever is later (but in no event later than March 1, 1998 (subject to extensions agreed to by the parties)); provided that the parties have entered into mutually satisfactory definitive written agreements covering all matters addressed under these Principal Points of Intention.

      Cheminor and Schein would have a put and call requiring Schein to purchase or Cheminor to sell up to an additional one million shares at U.S. $5 per share on or before June 30, 1998, upon Cheminor reaching the performance target of submitting to the FDA on or before June 30, 1998 three ANDAs of those on a list agreed to by the parties. The call would be exercisable by Schein before June 30, 1998, or during the third-day period following Cheminor's notice to Schein of its election to terminate the put and call.

2. Schein would have antidilution rights with respect to future sales (including issuances on mergers, acquisitions and the like) of Cheminor shares in order to maintain at least its percentage interest in Cheminor, at fair market value, and rights to increase its percentage interest in Cheminor over time through open market purchases and private transactions with shareholders, up to 23% of the total outstanding equity shares of Cheminor. The principal shareholders of Cheminor will exercise their voting power in such manner so as to protect the level of holding of Schein in Cheminor, provided that such acquisition shall be at prevailing fair market value and the level of holding of Schein in Cheminor does not exceed 23% of the total outstanding equity shares of Cheminor. Schein would not attempt to increase its equity ownership in Cheminor above 23%, without approval by Cheminor's Board.

3. In the event of a merger of Cheminor and Dr. Reddy's Laboratories Limited, the surviving company and its principal shareholders would seek to obtain any consents and approvals and make necessary filing to permit Schein, by acquiring any additional shares at fair market value, to maintain in the surviving company share holding not exceeding 10% (or the higher share holding, if any, resulting from the merger). Schein will restrict its share holding in the surviving company to 10% or the higher share holding, if any, resulting from the merger.

4. Schein would have Board of Directors representation consistent with its equity interest, with at least one Schein Board designee so long as Schein holds 10% or more of outstanding Cheminor (or the company resulting from the merger of Cheminor and Reddy) shares (or such lesser percentage if Schein cannot fully exercise its antidilution rights, or if as a result of the merger Schein holds less than 10% of the surviving company's outstanding shares).

5. When Schein's shares are publicly traded, Cheminor could make fair market value purchases of Schein shares using, if Cheminor wished, profits due Cheminor from the alliance from the initiation of the alliance onward. Cheminor would have antidilution rights in order to maintain at least its percentage interest in Schein, at fair market value.

      Cheminor would have Board of Directors representation at Schein consistent with its equity interest, with at least one Cheminor Board designee so long as Cheminor holds 10% or more of outstanding Schein shares.

6. If Schein wants to sell its shares in Cheminor (or the company resulting from the merger), the first right of refusal at the fair market value should be given to the principal shareholders of Cheminor (or the company resulting from the merger) or their nominees. If Cheminor wants to sell any future shares it might hold in Schein, it would do so only through open market public transactions in accordance with applicable securities laws.

7. Cheminor, Dr. Reddy's Laboratories and Schein would recommend to their respective Boards to support the other party's exercise of any rights described above.

MISCELLANEOUS
-------------

1. Upon request, the parties will provide each other on a timely basis with financial and other data reasonably requested as may be required for public and or regulatory filings.

2. Cheminor and Schein each will undertake to obtain on a timely basis all consents and approvals (including board of directors, stockholders, regulatory and/or governmental), if any, needed for the consummation of the strategic alliance transactions and the investments.

3. Definitive agreements will include customary representations, warranties, covenants and indemnities.

The above points are not exclusive and, while they represent the principal points for the basis of the parties' understanding, either party may raise additional issues consistent with the framework established by these Principal Points of Intention.

                  SCHEDULE I TO PRINCIPAL POINTS OF INTENTION
                  -------------------------------------------



Exclusivity shall not apply to the following products for the following territories:


                   Australia:  Norfloxacin; Enalapril; Ciprofloxacin


                   Canada:  Ciprofloxacin


                   UK:  Ranitidine; Ibuprofen


Exclusivity shall not apply to the following products for the following territories unless by March 1, 1998 Schein has obtained local entity Board approval to commercialize these products:


                   Australia:  Ranitidine; Ibuprofen, Naproxen


                   South Africa:  Norfloxacin; Ranitidine; Ciprofloxacin;
                                  Fluoxetine; Enalapril; Omeprazole


                   UK: Norfloxacin; Nabumetone; Enalapril; Fluoxetine; Ciprofloxacin; Domperidone; Domperidone maleata; Omeprazole